Issuer Free Writing Prospectus

Filed pursuant to Rule 433

 Registration No. 333-228087

 December 3, 2018

SS&C Technologies Holdings, Inc. Announces Secondary Public Offering of Common Stock

WINDSOR, CT, December 3, 2018 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC), a global provider of financial services software and software-enabled services, announced today that Impala Private Holdings I, LLC (the “Selling Shareholder”), an affiliate of Siris Capital Group, LLC, has agreed to sell 8,920,890 shares of SS&C’s common stock in a registered underwritten public offering (the “Offering”). The Selling Shareholder received the offered shares of common stock as partial consideration in connection with the previously completed acquisition of Intralinks Holdings, Inc. by SS&C. SS&C will not receive any of the proceeds from the sale of the common stock from the Selling Shareholder. Barclays is acting as the underwriter of the Offering.

The Offering is being made pursuant to an effective shelf registration statement, including a prospectus, filed by SS&C with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2018. Before you invest, you should read the prospectus in that registration statement and other documents SS&C has filed with the SEC for more complete information about SS&C and the Offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus and a prospectus supplement, when available, may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (Tel: 1-888-603-5847) or by e-mailing Barclaysprospectus@broadridge.com.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including Intralinks, Inc., Eze Software and DST Systems, Inc., the effect of customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of personal information, evolving regulations and increased scrutiny from regulators, the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and those risks discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 and of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018. Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Some 13,000 financial services and healthcare organizations, from the world's largest institutions to local firms, manage and account for their investments using SS&C's products and services.

SOURCE: SS&C

For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com